Exhibit 99.1
BANKRUPTCY COURT APPROVES USG DISCLOSURE STATEMENT
     CHICAGO, April 10, 2006 — USG Corporation (NYSE:USG) announced that the Honorable Judith Fitzgerald of the United States Bankruptcy Court for the Western District of Pennsylvania has approved the company’s disclosure statement and plan voting procedures, clearing the way for the company to begin soliciting votes from asbestos personal injury claimants for its plan of reorganization. USG filed the disclosure statement and plan of reorganization in connection with its plan to emerge from Chapter 11 later this year. The plan is supported by the official committee representing asbestos personal injury claimants and the court-appointed representative for future asbestos personal injury claimants, as well as the official committees representing unsecured creditors and stockholders.
     USG announced on January 30, 2006 an agreement to resolve the asbestos personal injury claims in its Chapter 11 reorganization case. Under the agreement, USG would establish and fund a personal injury trust to pay asbestos personal injury claims. USG’s bank lenders, bondholders and trade suppliers would be paid in full, with interest. Stockholders would retain their shares in the company. The terms of the agreement are contained in the plan of reorganization and disclosure statement. After voting on the plan, the plan will require approval by both the Bankruptcy Court and the District Court that oversees the cases.
BANKRUPTCY COURT APPROVES USG DISCLOSURE STATEMENT/2
     Under the court’s order, voting on the plan runs until June 2, 2006 and any objections to the plan must be filed by May 26, 2006. Confirmation hearings are scheduled for June 15 and

16, 2006, in Pittsburgh.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG Web Site at www.usg.com.
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